Exhibit 99.2

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES APPOINTMENT OF GENERAL COUNSEL

DENVER, December 6, 2010 – SM Energy Company (NYSE: SM) today announces that David W. Copeland will be joining the Company as Senior Vice President and General Counsel in January 2011.  SM Energy previously announced that Milam Randolph Pharo, the Company’s current Senior Vice President and General Counsel, is retiring from the Company at the end of 2010.

Tony Best, President and CEO, commented, “I am pleased to have an executive of David’s ability joining SM Energy. His leadership abilities, transactional experience, and deep legal and industry knowledge make him a great fit for our organization. He is a proven talent who will contribute to the continued success and growth of the company.”

Mr. Copeland has over 28 years of experience in the legal profession. He is retiring from Concho Resources Inc., in Midland, Texas, where he served as Vice President, General Counsel and Secretary from 2004 through 2009, and is serving as Senior Counsel through December 31, 2010, while transitioning with Concho’s new General Counsel.  Mr. Copeland was one of the founders of Concho and its predecessor companies, where he also served as Vice President, General Counsel and Secretary from 1997 through 2004.  Prior to that, Mr. Copeland spent six years in positions of increasing responsibility in the Legal Department of Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company).  He received his Doctor of Jurisprudence from the Texas Tech University School of Law in 1982.  He and his family will be relocating from Midland to Denver and he is expected to join the Company in January 2011.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.